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                                                                      EXHIBIT 21

                        Subsidiaries Of The Registrant

                                                             Percentage
                                          Jurisdiction of      Voting
                                          Incorporation         Held
                                          -----------------------------
Mideast Construction Services, Inc.       Delaware              100
Universal Construction Company Inc.       Delaware              100
TDC of Texas, Inc.                        Delaware              100
Turner Construction Company               New York              100
   Turner Construction Company of
   Texas                                  Texas                 100
   The Lathrop Company, Inc.              Delaware              100
      Service Products
        Buildings, Inc.                   Ohio                  100
      Auburndale Company, Inc.            Ohio                  100
   Turner Caribe, Inc.                    Delaware              100
   Turner International (U.S.V.I.),       Delaware              100
      Inc.
Turner Development Corporation            Delaware              100
   TDC Corp. of Florida                   Delaware              100
Turner International Industries, Inc.     Delaware              100
   Turner (East Asia) Pte. Limited        Singapore             100
   Turner International (UK) Limited      England               100
   Turner International Limited           Bermuda               100
Rickenbacker Holdings, Inc.               Delaware              100
Rickenbacker Development Corporation      Delaware              100

   Other subsidiaries of the company are omitted since such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. All of the foregoing subsidiaries are consolidated in the financial statements.